Exhibit 99.1

        Linens 'N Things Announces First Quarter 2003 Results


    CLIFTON, N.J.--(BUSINESS WIRE)--April 23, 2003--Linens 'n Things, Inc. (NYSE: LIN), one of the leading, national large format retailers of home textiles, housewares and home accessories, today announced net income for the first quarter ended April 5, 2003 of $2.1 million or $0.05 per share on a fully diluted basis, compared with $5.1 million or $0.12 per share for the same period last year. Net income for the first quarter ended April 5, 2003 includes the impact of a charge of $0.03 per share on a fully diluted basis in connection with the departure of the company's president earlier this year. Total net sales increased 5.2% to $480.5 million for the first quarter ended April 5, 2003, up from $456.9 million for the same period last year. Comparable store net sales for the first quarter of 2003 declined 3.2%.
    "Overall, sales for the first quarter of 2003, which covers the period January 5, 2003 through April 5, 2003, were difficult as a result of a series of external factors. Inclement weather significantly impacted sales in February, particularly during President's Day weekend, while the economy, weak consumer confidence and the official start of war in Iraq have continued to depress consumer traffic. In addition, the timing of the Easter selling season will occur in the second quarter of 2003 compared to the first quarter of 2002. Although the retail environment remains challenging, we are committed to those initiatives that are aimed at improving our guest shopping experience. These initiatives are on track and remain a priority for 2003," commented Norman Axelrod, chairman and chief executive officer.
    During the first quarter, the Company opened sixteen new stores, and closed seven stores, increasing its total square footage to 13.9 million as compared with opening seven stores and closing two stores during the same period last year. The Company currently expects to open approximately 55 new stores in the United States and Canada in 2003, further expanding its presence as a leading retailer of home furnishings. For 2003, capital expenditures are expected to be approximately $80 million to $85 million.

    2003 Business Outlook

    For the second quarter of 2003, sales are targeted to grow between 13% and 15% and comparable sales are targeted to be flat to slightly positive. Assuming sales at these targeted levels, the Company is comfortable with the range of estimates of approximately $0.10 to $0.14 for diluted earnings per share for the second quarter.
    This outlook is based on current expectations and assumptions and includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations and assumptions will prove correct. The Company does not intend to update such outlook other than in connection with regularly scheduled earnings releases.
    Linens 'n Things, with 2002 sales of $2,184.7 million, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of April 5, 2003, the Company was operating 400 stores in 45 states and four provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

    The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "will," "could", "intend," "plan," "target" and terms or variations of such terms. All of our information and statements regarding our outlook for the future constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including levels of sales, store traffic, acceptance of product offerings and fashions, the success of our new business concepts and seasonal concepts, the success of our new store openings, competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements, the impact of the hostilities in the Middle East and the possibility of hostilities in other geographic areas as well as other geopolitical concerns, including the potential impact of SARS health concerns particularly on manufacturing and production in Asia. Actual results may differ materially from such forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002, and may be contained in subsequent reports filed with the Securities and Exchange Commission. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.



                      LINENS 'N THINGS, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                       (in thousands, except per share data)

                                          First Quarter Ended
                                 -------------------------------------
                                 April 05, 2003      March 30, 2002
                                 -------------------------------------
                                            (unaudited)

Net sales                          $480,471              $456,911

Cost of sales, including buying
 and warehousing costs              282,806               275,712
                                   ---------             ---------

Gross profit                        197,665               181,199

Selling, general and
 administrative expenses            194,225               172,204
                                   ---------             ---------
Operating profit                      3,440                 8,995

Interest expense, net                    76                   675
                                   ---------             ---------

Income before provision for
 income taxes                         3,364                 8,320

Provision for income taxes            1,286                 3,180
                                   ---------             ---------

Net income                           $2,078                $5,140
                                   =========             =========

Per share of common stock:

Basic
------

Net income per share                  $0.05                 $0.13
Weighted average shares
 outstanding                         40,098                40,645

Diluted
--------

Net income per share                  $0.05                 $0.12
Weighted average shares
 outstanding                         44,524                41,703


                          LINENS 'N THINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED CONDENSED BALANCE SHEETS
                                       (in thousands)


                                 April 05, 2003       March 30, 2002
                                 --------------       --------------
Assets                                       (unaudited)
Current assets:
 Cash and cash equivalents          $58,445               $10,064
 Inventories                        685,911               549,700
 Other current assets, net           64,938                67,865
                                   --------              ---------
  Total current assets              809,294               627,629

Property and equipment, net         362,332               327,813
Other non-current assets, net        28,821                29,347
                                   --------              ---------
 Total assets                    $1,200,447              $984,789
                                 ==========              ========

Liabilities and Shareholders' Equity

Current liabilities:
 Accounts payable                  $306,996              $237,765
 Accrued expenses and other current
  liabilities                       135,375               124,959
 Short-term borrowings                2,244                47,094
                                   --------              ---------
  Total current liabilities         444,615               409,818

Other long-term liabilities          84,237                70,538
                                   --------              ---------
 Total liabilities                  528,852               480,356

Shareholders' equity                671,595               504,433
                                   --------              ---------
 Total liabilities and
  shareholders' equity           $1,200,447              $984,789
                                 ==========              ========

                     LINENS 'N THINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (in thousands)

                                        First Quarter Ended
                                   ---------------------------------
                                   April 5, 2003      March 30, 2002
                                   ---------------------------------
                                              (unaudited)
Cash Flows From Operating
Activities

Net income                            $2,078                $5,140

Depreciation and amortization         12,842                10,453

Change in working capital            (18,135)              (13,574)
                                     --------              --------
 Net cash (used in) provided
  by operating activities             (3,215)                2,019
                                     --------              --------

Cash Flows From Investing Activities

 Additions to property and equipment (25,666)              (25,742)
                                     --------              --------

Cash Flows From Financing Activities

Proceeds from common stock issued
 under stock incentive plans             282                   970

Increase in short-term borrowings        303                17,425

Purchase of treasury stock               (16)                  (43)
                                     --------              --------
 Net cash provided by financing
  activities                             569                18,352
                                     --------              --------

Effect of exchange rate changes
 on cash and cash equivalents            152                   (2)

Net decrease in cash and cash
 equivalents                         (28,160)              (5,373)

Cash and cash equivalents at
 beginning of period                  86,605               15,437
                                     --------              --------
Cash and cash equivalents at end
 of period                           $58,445              $10,064
                                     ========             ========




    CONTACT: Linens 'n Things, Inc., Clifton
             William T. Giles
             Chief Financial Officer
             (973) 815-2929 or
             Visit our Web Site at www.lnt.com